Exhibit 99.1

FOR IMMEDIATE RELEASE
October 17, 2019

Media:     Emily Smith (Emily.Smith@huntington.com), 614.460.6834
Analysts:     Mark Muth (mark.muth@huntington.com), 614.480.4720

Huntington Announces Appointment of New Chief Financial Officer

Seasoned Financial Executive Zachary J. Wasserman, Veteran of Visa, Inc. and American Express, brings experience in financial planning and strategy

COLUMBUS, Ohio - Huntington Bancshares, Inc. (Nasdaq: HBAN; www.huntington.com) announced today that Zachary J. Wasserman will become Huntington’s senior executive vice president and chief financial officer, effective November 4, 2019. In this role, Wasserman will be responsible for finance, strategic planning, mergers and acquisitions, investor relations, treasury, tax and accounting. He will report to Stephen D. Steinour, chairman, president and CEO of Huntington.

Wasserman succeeds Howell D. “Mac” McCullough, who previously announced his planned retirement after more than five years as Huntington’s CFO. McCullough’s retirement is effective on December 31, 2019, providing time for a smooth transition for Wasserman.

Wasserman joins Huntington from Visa, Inc., where he served as CFO for the company’s North American business. In this role, he led all aspects of financial management, including financial planning and analysis, strategic planning, fintech initiatives, mergers and acquisitions and portfolio optimization.

“Zach is an inspiring, results-driven leader whose deep insights and experience will benefit Huntington’s shareholders and customers alike,” Steinour said. “His proven experience in financial leadership and innovation will help us sustain high levels of performance.”

Prior to Visa, Inc., Wasserman served in a variety of roles at American Express Company, where he spent four years as CFO of the company’s U.S. consumer business, which included consumer card issuance and global consumer travel and lifestyle services. He also served as CFO for other American Express businesses, including global merchant services, global network services and the global commercial card business. His previous financial leadership roles included the American Express consumer and small business unit in Asia, investment optimization and corporate planning.

Wasserman received his bachelor’s degree from Stanford University and his master’s degree in business administration from the Wharton School of the University of Pennsylvania. He began his career in investment banking at Prudential Securities and corporate development at Mercer Partners.

“I’m excited to join Huntington and build upon its impressive financial performance and customer-centric orientation,” Wasserman said. “Huntington’s commitment to serving the long-term needs of its shareholders, customers, colleagues and communities sets it apart as an organization, and I’m looking forward to becoming part of the executive leadership team.”

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $108 billion of assets and a network of 868 full-service branches, including 12 Private Client Group offices, and 1,687 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.
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